Exhibit 99.1

Energizer Holdings, Inc. Adopts Limited Duration Shareholder Rights Plan

ST. LOUIS, May 22, 2015 /PRNewswire/ — Energizer Holdings, Inc. (NYSE: ENR) (“Energizer”) announced that its Board of Directors has adopted a limited duration shareholder rights plan (the “rights plan” or “plan”) and declared a dividend distribution of one preferred share purchase right on each outstanding share of Energizer’s common stock. The limited duration rights plan will expire on December 31, 2015, approximately six months after the expected completion of the separation of Energizer’s Personal Care and Household Products businesses.

The rights plan is effective immediately for Energizer and will remain in effect until expiration on December 31, 2015 for the Personal Care business following the separation, which is expected to be finalized by July 1, 2015. The plan is designed to assist the Board in the period leading up to and immediately following the separation by protecting against creeping accumulations or other share acquisition activity that the Board believes would not be in the best interest of shareholders.

The rights will be triggered by any accumulation of beneficial ownership of 10% or more of Energizer’s outstanding common stock after May 21, 2015. The rights plan would also be triggered by any accumulation of an additional 0.001% or more of Energizer’s outstanding common stock by a person or group who beneficially owned 10% or more of Energizer’s outstanding common stock as of May 21, 2015. In those situations, each holder of a right (other than such person or members of such group) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right.

In addition, if Energizer is acquired in a merger or other business combination transaction after a person or group has acquired 10% or more of Energizer’s common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right’s then-current exercise price, a number of the acquiring company’s shares of common stock having a market value of twice the exercise price.

Prior to the acquisition by a person or group of beneficial ownership of 10% or more of Energizer’s common stock, the rights are redeemable for $0.001 per right at the option of the Board of Directors.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of Energizer’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Energizer’s stock are directly or indirectly held by counterparties to the derivatives contracts.

The dividend distribution will be made on June 1, 2015, payable to shareholders of record on that date, and is not taxable to shareholders.

Details about the rights plan will be contained in documents filed by Energizer with the U.S. Securities and Exchange Commission.

Cautionary Statement on Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact should be considered to be forward-looking statements. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties, including those contained in Energizer’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended September 30, 2014 and its quarterly reports on Form 10-Q for the quarters ended December 31, 2014 and March 31, 2015. Energizer does not assume any obligation to update or revise any forward-looking statements to reflect new events or circumstances.

About Energizer Holdings, Inc.

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of personal care and household products. Energizer’s Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick(R) and Wilkinson Sword(R) men’s and women’s shaving systems and disposables; Edge(R) and Skintimate(R) shave preparations; Playtex(R) tampons, gloves and infant feeding products; Banana Boat(R) and Hawaiian Tropic(R) sun care products and Wet Ones(R) moist wipes. Energizer’s Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer(R) and Eveready(R) brands.